DREYFUS MASSACHUSETTS TAX EXEMPT BOND FUND ("the Fund")

                                                                      Exhibit 1
                                                                   Sub-Item 77C

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the Dreyfus Massachusetts Tax Exempt Bond Fund was held on October 6, 2004. Out of a total of 8,844,341.349 shares ("Shares") entitled to vote at the meeting, a total of 5,781,507.096 were represented at the Meeting, in person or by proxy. The following matter was duly approved of by the holders of the Dreyfus Massachusetts Tax Exempt Bond Fund's outstanding Shares as follows:

     An Agreement and Plan of Reorganization between the Fund and Dreyfus Premier State Municipal Bond Fund -- Massachusetts Series, (the "Acquiring Fund"), providing for the transfer of the Fund's assets to the Acquiring Fund in a tax-free exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's stated liabilities, the distribution of shares of the Acquiring Fund to Fund shareholders and subsequent termination of the Fund.


         Affirmative Votes                               Negative Votes

         4,783,630.184                                    675,919.436